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                                                                  Exhibit (c)(2)


        Stock Option Agreement, dated as of November 10, 1998, between Steel of West Virginia, Inc., and SWVA Acquisition, Inc.
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                             STOCK OPTION AGREEMENT
                             ----------------------

       STOCK OPTION AGREEMENT, dated as of November 10, 1998, between Steel of West Virginia, Inc., a Delaware corporation ("Company"), and SWVA Acquisition,
                                              -------
Inc., a Virginia corporation ("Purchaser").
                               ---------

                                  WITNESSETH:
                                  -----------

       WHEREAS, Purchaser, Roanoke Electric Steel Corporation, a Virginia corporation of which Purchaser is a wholly owned subsidiary ("Parent"), and
                                                              ------
Company, propose to enter into an Agreement and Plan of Merger (the "Merger
                                                                     ------
Agreement"), which would provide, among other things, that Purchaser, upon the
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terms and subject to the conditions thereof, would make a cash tender offer (the
"Offer") for all outstanding shares of common stock, par value $0.01 per share, of Company (the "Shares") and thereafter Purchaser would merge with Company (the
                 ------
"Merger"); and

       WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that Company agree, and Company has agreed, as set forth herein, to grant to Purchaser an option to purchase authorized but unissued Shares.

       NOW, THEREFORE, to induce Parent and Purchaser to enter into the Merger Agreement and in consideration of the mutual covenants and agreements set forth herein and therein, the parties agree as follows:

       1. Grant of Option. Company hereby grants to Purchaser an irrevocable
          ---------------
option, exercisable as provided herein (the "Option"), to purchase up to an
                                             ------
aggregate of 1,196,148 authorized but unissued Shares (the "Option Shares") for
                                                            -------------
an exercise price (the "Exercise Price") equal to the closing bid price per
                        --------------
Share, as reported by The Nasdaq Stock Market, on the date following the date of the first joint public announcement of the Merger by Company and Parent; provided, however, that the number of Option Shares shall not exceed 19.9% of issued and outstanding Shares (not counting the Option Shares) and shall be subject to adjustments as set forth in Section 7 below. In the event that after the date hereof any additional Shares (other than the Option Shares) are either
(i) issued or become outstanding, or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding, the number of Option Shares shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of Shares then issued and outstanding (not counting the Option Shares).

       2. Exercise of Option. The Option may be exercised by Purchaser at any
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time or from time to time following the occurrence of a Triggering Event (as hereinafter defined), in whole or in part, until the 180th day following the termination of the Merger Agreement. If Purchaser wishes to exercise the Option, Purchaser shall give written notice to Company of its intention to exercise the Option, specifying the number of Option Shares it will purchase and a place, time and date not earlier than one day and not later than 20 days from the date such notice is given for the closing of such purchase (the "Closing"). Each
                                                            -------
Closing shall be held on the date
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specified in such notice unless, on such date, there shall be any preliminary or permanent injunction or other order by any court of competent jurisdiction or any other legal restraint or prohibition preventing the consummation of such purchase, in which event such Closing shall be held as soon as practicable following the lifting, termination or suspension of such injunction, order, restraint or prohibition (each party agreeing to use its commercially reasonable efforts to have such injunction, order, restraint or prohibition lifted, terminated or suspended). Company's obligation to issue Option Shares upon exercise of the Option is subject to the conditions that (i) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of the Option Shares shall have expired
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or been terminated and (ii) there shall be no preliminary or permanent injunction or other order preventing or restricting the issuance of the Option Shares. Purchaser and Company shall each promptly make such filings and provide such information as may be required under the HSR Act with respect to the purchase of the Option Shares. Notwithstanding the termination of the Option, purchaser will be entitled to exercise its rights under this Section 2 if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option. The term "Triggering Event" shall mean the occurrence of (a) the termination of the Merger Agreement under circumstances that caused a Termination Fee (as defined in the Merger Agreement) to become payable by Company to Parent, (b) the occurrence of all of the events set forth in clauses
(1), (2) and (3) of the second sentence of Section 8.3(a) of the Merger
Agreement or (c) the purchase by Purchaser of Shares pursuant to the Offer following satisfaction of the Minimum Condition (as defined in Annex A to the Merger Agreement). Company shall promptly notify Purchaser and Parent in writing of the occurrence of any Triggering Event (which notice is not a condition to the exercise of the Option).

       3. Payment and Delivery of Certificates. At any Closing hereunder (a)
          ------------------------------------
Purchaser shall make payment to Company of the aggregate purchase price for the Option Shares so purchased in immediately available funds by certified or official bank check or by wire transfer to a bank account designated by Company to Purchaser prior to such Closing and (b) Company shall deliver or cause to be delivered to Purchaser a certificate or certificates, duly executed by Company and registered in the name of Purchaser, representing the number of Option Shares so purchased.

       4. Payment in Lieu of Exercise. If, after the occurrence of a Triggering
          ---------------------------
Event but prior to the expiration of the Option, any Third Party (a) acquires beneficial ownership of more than 50 percent of the then outstanding Shares or
(b) enters into an agreement with Company to acquire Company, by merger, consolidation or purchase of all or substantially all of its assets or other similar business combination, reorganization or recapitalization, then Purchaser may, in lieu of exercising the Option, surrender the Option to Company and Company shall pay to Purchaser upon Purchaser's written demand, an amount in cash for each of the Option Shares equal to the excess of (a) the highest price per Share paid or to be paid by such Third Party pursuant to such transaction (or such consideration paid to Company, in the case of an asset acquisition or similar transaction, divided by the number of Shares outstanding on a fully-diluted basis (after taking into consideration the exercise of all outstanding options, warrants, rights

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(other than rights issued pursuant to that certain Rights Agreement between
Company and Continental Stock Transfer & Trust Company, as Rights Agent, dated March 19, 1997, as amended to date), convertible securities or exchangeable securities issued by Company), excluding Shares issuable pursuant to this Agreement) over (b) the Exercise Price. In the event the price per Share paid or to be paid by such Third Party pursuant to such transaction includes both cash and non-cash consideration, the value of such non-cash consideration shall be determined by an investment banking firm acceptable to Company and Purchaser (it being understood that the firm retained by Company to render financial advisory services in connection with the Offer and Merger is acceptable to Company and Purchaser for such purpose). Upon but not until (i) the surrender by Purchaser of the Option and its demand for cash pursuant to this Section 4 and (ii) Purchaser's receipt of the full amount of such cash, any and all obligations of Purchaser to make payment and the obligations of Company to deliver certificates for Option Shares pursuant to Section 3 hereof shall terminate.

       5. Representations and Warranties of Company. Company hereby represents
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and warrants to Purchaser as follows:

          a. Due Authorization, Etc. This Agreement has been duly authorized by
             -----------------------
all necessary corporate action on the part of Company and has been duly executed and delivered by a duly authorized officer of Company. Prior to the execution and delivery of this Agreement and the issuance of the Option, the Board of Directors of Company (at a meeting duly called and held) has duly and validly approved this Agreement and the transactions contemplated hereby and by the Merger Agreement, including the Offer and the Merger and the acquisitions of Shares contemplated hereby and thereby, and for purposes of (S)203 of the Delaware General Corporation Law, such approval occurring prior to the time Purchaser became an "interested stockholder", as that term is defined in
(S).203.

          b. Option Shares. Company has taken all necessary corporate action to
             --------------
authorize and reserve for issuance, upon exercises of the Option, the number of Option Shares and will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities that may be issued as a result of Section 7 hereof upon exercise of the Option. The Shares (or such other securities) to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, without liability attaching to the ownership thereof, and will be delivered free add clear of all claims, liens, encumbrances and security interests of any kind whatsoever.

          c. Conflicting Instruments. Neither the execution and delivery of this
             ------------------------
Agreement by Company nor the consummation by Company of the transactions contemplated hereby will violate or result in any violation of, or be in conflict with or constitute a default under, or require the consent of any person under, (i) the Certificate of Incorporation or By-Laws of Company or (ii) any agreement, instrument, indenture, judgment, decree, order, statute, rule or governmental regulation applicable to or binding upon Company except, in the case of clause (ii),

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for violations, breaches or defaults which (x) are not in the aggregate material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, (y) will not prevent or delay the consummation of the transactions contemplated hereby and (z) would not prevent or restrict Purchaser from exercising full rights of ownership over the Option Shares.
Except for any filing that may be required under the HSR Act, the Exchange Act or the Securities Act of 1933 (the "Securities Act"), no consent, approval,
                                    --------------
order or authorization of, or registration, declaration or filing with, any government authority is required in connection with the execution and delivery of this Agreement by Company or the performance by Company of its obligations hereunder.

       6. Representations and Warranties of Purchaser. Purchaser hereby
          -------------------------------------------
represents and warrants to Company as follows:

          a. Due Authorization, Etc. This Agreement has been duly authorized by
             ----------------------
all necessary corporate action on the part of Purchaser and has been duly executed and delivered by a duly authorized officer of Purchaser.

          b. No Distribution. Purchaser is acquiring the Option, and will
             ---------------
acquire the Option Shares issuable upon exercise of the Option, for its own account and not with a view to or for sale in connection with any distribution thereof, and Purchaser will not sell or otherwise dispose of the Option, or any Option Shares, except in each case in compliance with the Securities Act and the rules and regulations thereunder.

       7. Adjustment Upon Changes in Capitalization. In the event of any change
          -----------------------------------------
in the Shares by reason of any stock dividend, extraordinary dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the number of Option Shares subject to the Option, the Exercise Price and the price per Option Share to be paid by Company upon surrender of the Option pursuant to Section 4 hereof shall be appropriately adjusted.

       8. Registration Under the Securities Act. If the Option is exercised and
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Purchaser so requests, Company shall file and use its commercially reasonable efforts to register the Option Shares for sale as promptly as practicable after receiving such request, but only after the termination of the Merger Agreement in accordance with its terms, under the Securities Act and any applicable state securities law. Purchaser shall pay all fees and expenses in connection with such registration, including the reasonable fees and expenses of counsel and accountants of Parent, Purchaser and Company, including underwriting discounts and commissions to brokers or dealers.

       9. Listing. If the Shares or any other securities to be acquired upon
          -------
exercise of the Option are then listed on the National Association of Securities Dealers Automated Quotation System (the "NASDAQ") (or any other national securities quotation system or national securities exchange), the Company, upon the request of the Purchaser, will promptly file an application to list the Shares or other securities to be acquired upon exercise of the Option on the

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NASDAQ (and any other national securities quotation system or national securities exchange) and will use commercially reasonable efforts to obtain approval of such listing as promptly as practicable. The Purchaser shall pay all fees and expenses in connection with such listing.

          10. Further Assurances. From time to time, at the other party's
              ------------------
request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

          11. Specific Performance. The parties hereto acknowledge and agree
              --------------------
that if any of the provisions of this Agreement were not performed by Company in accordance with their specific terms or were otherwise breached, Purchaser would not have an adequate remedy at law and would be harmed irreparably and that the damages therefor would be difficult to determine. Accordingly, it is agreed that Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement by Company and specifically to enforce the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

          12. Miscellaneous.
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              a. Assignment. This Agreement shall not be assigned, by operation
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of law or otherwise, except that Purchaser may assign its rights and obligations, in whole or in part, to Parent or to another wholly owned subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

              b. Amendments. This Agreement may not be modified, amended,
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altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

              c. Notices. All notices, requests, claims, demands and other
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communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received upon receipt) in accordance with the terms of the Merger Agreement.

              d. Governing Law. This Agreement shall be governed by and
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construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.

              e. Counterparts; Facsimile Signatures. This Agreement may be
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executed in several counterparts (including by facsimile signature), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

              f. Effect of Headings. The headings herein are for reference
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purposes only and shall not in any way affect the meaning or interpretation hereof.

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              g. Entire Agreement. This Agreement and the Merger Agreement
                 ----------------
contain the entire understanding of the parties with respect to their subject matter and supersede all prior agreements or understandings among the parties with respect to such subject matter. Company will not revoke the approvals contemplated by Section 5(a) hereof.

              h. Governing Law; Jurisdiction; and Consent to Service. Except as
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expressly set forth below, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of Purchaser and Company hereby agree that any dispute arising out of this Agreement, the Offer or the Merger shall be heard in the Court of Chancery of the State of Delaware or in the United States District Court for the District of Delaware and, in connection therewith, each party to this Agreement hereby consents to the jurisdiction of such courts and agrees that any service of process in connection with any dispute arising out of this Agreement, the Offer or the Merger may be given to any other party hereto in accordance with subsection (c) above.

              i. Severability. Any term or provision of this Agreement which is
                 ------------
invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

              j. Third Party Beneficiaries. Nothing in this Agreement, expressed
                 -------------------------
or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

              k. Expenses. Each party shall pay its own costs and expenses
                 --------
incurred in connection with the negotiation, execution, delivery, interpretation and enforcement of this Agreement (including the fees and disbursements of its accountants and advisors), except that in the event any legal proceeding is commenced by any party to this Agreement to enforce or recover damages for any breach of the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorneys fees.

              l. No Waiver. The failure of any party hereto to exercise any
                 ---------
right, power or remedy provided under this Agreement or otherwise or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise

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any such or other right, power or remedy or to demand such compliance, either with respect to the particular instance or future instances.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Company and Purchaser on the date first above written.

                                          STEEL OF WEST VIRGINIA, INC.



                                          By: /s/ Timothy R. Duke
                                             ------------------------------


                                          SWVA ACQUISITION, INC.



                                          By: /s/ Donald G. Smith
                                             ------------------------------

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